LOGO

                                18 OAKLAND AVENUE
                          WARWICK, NEW YORK 10990-0591
                                 (845) 986-2206


                                        March 23, 2001


Dear Shareholder:

         You are cordially invited to attend the 2001 Annual Meeting of Shareholders ("Annual Meeting") of Warwick Community Bancorp, Inc. ("Company"), the holding company for The Warwick Savings Bank and The Towne Center Bank, which will be held at The Inn at Central Valley, Smith Clove Road, Central Valley, New York 10917, on April 17, 2001 at 9:30 a.m., New York time.

         The attached Notice of the 2001 Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of the Company, as well as a representative of Arthur Andersen LLP, the accounting firm appointed by the Board of Directors to be the Company's independent auditors for the year ending December 31, 2001, will be present at the Annual Meeting to respond to appropriate questions from our shareholders.

         The Board of Directors of the Company has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" election of each of the four nominees for director and "FOR" each of the other proposals identified in the Notice of the 2001 Annual Meeting of Shareholders.

         YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING, BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND. IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO ATTEND AND TO VOTE PERSONALLY AT THE ANNUAL MEETING. EXAMPLES OF SUCH DOCUMENTATION INCLUDE A BROKER'S STATEMENT, LETTER OR OTHER DOCUMENT CONFIRMING YOUR OWNERSHIP OF SHARES OF THE COMPANY.

         On behalf of the Board of Directors and the employees of the Company, thank you for your continued support.

                                                  Sincerely yours,


                                                  [Facsimile signature]


                                                  Timothy A. Dempsey
                                                  Chairman of the Board
                                                     and Chief Executive Officer

                                      LOGO

                                18 OAKLAND AVENUE
                          WARWICK, NEW YORK 10990-0591
                                 (845) 986-2206


                NOTICE OF THE 2001 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 17, 2001


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Warwick Community Bancorp, Inc. ("Company") will be held at The Inn at Central Valley, Smith Clove Road, Central Valley, New York 10917, on April 17, 2001 at 9:30 a.m., New York time, for the following purposes:

         1.       To elect four directors, each to serve for a three-year term;

         2. To ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 2001; and

         3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. As of the date hereof, the Board of Directors of the Company is not aware of any such other business.

         The Board of Directors has fixed the close of business on March 1, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at 18 Oakland Avenue, Warwick, New York, for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

         A copy of the Company's Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, accompanies this Notice of the 2001 Annual Meeting of Shareholders. Shareholders may obtain, free of charge, an additional copy of the Form 10-K by writing to Barbara A. Rudy, Senior Vice President, Shareholder Relations, Warwick Community Bancorp, Inc., P.O. Box 591, Warwick, New York 10990-0591.

         YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                                       By Order of the Board of Directors,


                                       [Facsimile signature]


                                       Nancy L. Sobotor-Littell
                                       Corporate Secretary

Warwick, New York
March 23, 2001

                                      LOGO

                                18 OAKLAND AVENUE
                          WARWICK, NEW YORK 10990-0591
                                 (845) 986-2206


                      ------------------------------------



                             PROXY STATEMENT FOR THE
                       2001 ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 17, 2001


                               GENERAL INFORMATION

GENERAL

         This Proxy Statement and accompanying Proxy Card are being mailed to shareholders of Warwick Community Bancorp, Inc. ("Company") on or about March 23, 2001 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held at The Inn at Central Valley, Smith Clove Road, Central Valley, New York 10917, on April 17, 2001 at 9:30 a.m., New York time, and at any adjournment or postponement thereof ("Annual Meeting").

         On July 21, 1998, the Company changed its fiscal year from the twelve-month period ending May 31st to the twelve-month period ending December 31st. Due to this change in the Company's fiscal year, certain information presented in this Proxy Statement is measured through the seven-month transition period ended December 31, 1998.


RECORD DATE AND VOTING RIGHTS

         The Board of Directors of the Company has fixed the close of business on March 1, 2001 as the record date ("Record Date") for the determination of the holders of the Company's issued and outstanding common stock, par value $.01 per share ("Common Stock"), entitled to notice of and to vote at the Annual Meeting. Only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 5,227,576 shares of Common Stock outstanding.
The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum thereat.

         Each holder of shares of Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record (except for Excess Shares, if any, as defined below) upon each matter to be voted upon at the Annual Meeting. As provided in the Company's Certificate of Incorporation, if any person beneficially owns, directly or indirectly, shares of Common Stock in excess of 10% of the then issued and outstanding shares of Common Stock, all such shares beneficially owned by such person in excess of the 10% threshold shall be deemed to be "Excess Shares," and the holder thereof shall be entitled to cast only one one-hundredth (1/100) of a vote per share for each Excess Share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as persons acting in concert with such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to interpret and apply the provisions of the Certificate of Incorporation governing Excess Shares and to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to ascertain compliance with such provisions and (ii) to demand that any person who is reasonably believed to beneficially own Excess Shares supply information to the Company to enable the Board of Directors to implement and apply such provisions.

         If the enclosed Proxy Card is properly executed and received by the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions indicated thereon. IF NO INSTRUCTIONS ARE GIVEN, EXECUTED PROXIES WILL BE VOTED FOR ELECTION OF EACH OF THE FOUR NOMINEES FOR DIRECTOR AND FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2001.

         Participants in the Warwick Community Bancorp, Inc. Employee Stock Ownership Plan, The Warwick Savings Bank 401(k) Savings Plan and the Recognition and Retention Plan of Warwick Community Bancorp, Inc.
have the right to direct the voting of Common Stock held in their plan accounts but do not have the right to vote these shares personally at the Annual Meeting. Such participants should refer to the voting instructions provided by the plan trustees for information on how to direct the voting of these shares.


VOTE REQUIRED

         Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. The holders of Common Stock may not vote their shares cumulatively for the election of directors. Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors requires the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon. ACCORDINGLY, SHARES AS TO WHICH THE "ABSTAIN" BOX HAS BEEN SELECTED ON THE PROXY CARD WITH RESPECT TO THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE COMPANY WILL BE COUNTED AS PRESENT AND ENTITLED TO VOTE AND WILL HAVE THE EFFECT OF A VOTE AGAINST THAT PROPOSAL. IN CONTRAST, SHARES UNDERLYING BROKER NON-VOTES WILL NOT BE COUNTED AS PRESENT AND ENTITLED TO VOTE AND WILL HAVE NO EFFECT ON THE VOTE FOR SUCH PROPOSAL.


REVOCABILITY OF PROXIES

         The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time before it is voted by (i) filing a written notice of revocation with the Corporate Secretary of the Company prior to the Annual Meeting, (ii) delivering to the Corporate Secretary prior to the Annual Meeting a duly executed proxy bearing a later date or (iii) attending the Annual Meeting, filing a written notice of revocation with the secretary of the Annual Meeting and voting in person.

         IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO BE ADMITTED TO THE ANNUAL MEETING AND TO VOTE AT THE ANNUAL MEETING. Examples of such documentation include a broker's statement, letter or other document that will confirm your ownership of shares of the Company.


SOLICITATION OF PROXIES

         The Company will bear the costs of soliciting proxies from its shareholders. In addition to the solicitation of proxies by mail, Georgeson Shareholder Communications Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee estimated to be $3,000, plus out-of-pocket expenses. Proxies may also be solicited personally, by telephone, facsimile or other means by directors, officers and employees of the Company or its subsidiaries, without additional compensation. The Company will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to forward proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock as of February 28, 2001. Other than those persons listed below, the Company is not aware of any person who is the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of February 28, 2001. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission ("SEC") and with the Company pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). For purposes of the following table and the table set forth under "Stock Ownership of Management," in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to "beneficially own" any shares of Common Stock (a) over which such person has, directly or indirectly, sole or shared voting or investment power or (b) of which such person has the right to acquire beneficial ownership, including the right to acquire beneficial ownership by the exercise of stock options, at any time within 60 days after February 28, 2001. As used herein, "voting power" includes the power to vote, or direct the voting of, such shares, and "investment power" includes the power to dispose, or direct the disposition of, such shares.



                                                                           AMOUNT AND NATURE            PERCENT OF
   TITLE OF CLASS                   NAME AND ADDRESS OF                      OF BENEFICIAL             COMMON STOCK
    OF SECURITY                      BENEFICIAL OWNER                          OWNERSHIP              OUTSTANDING(4)
    -----------                      ----------------                          ---------              --------------
Common Stock          Warwick Community Bancorp, Inc.                         523,487(1)                   10.0%
                      Employee Stock Ownership Plan and
                      Trust ("ESOP")
                      18 Oakland Avenue
                      Warwick, New York 10990-0591

Common Stock          Salomon Smith Barney Inc.                               473,115(2)                   9.1%
                      388 Greenwich Street
                      New York, New York 10013

Common Stock          Kahn Brothers & Co., Inc.                               369,430(3)                   7.1%
                      555 Madison Avenue, 22nd Floor
                      New York, New York 10022

-------------------------------


(1) The ESOP is administered by The Warwick Savings Bank ("Warwick Savings") as Plan Administrator and by a committee established pursuant to the ESOP ("ESOP Committee"). The assets of the ESOP are held in a trust ("ESOP Trust") for which HSBC Bank USA serves as trustee ("ESOP Trustee"). The ESOP Trust purchased such shares following Warwick Savings' conversion from mutual to stock form ("Conversion") with funds borrowed from the Company. The Common Stock acquired by the ESOP is released from a suspense account and allocated annually to the accounts of participants based upon the contributions made to the ESOP by the Company. The ESOP Committee may instruct the ESOP Trustee regarding investment of assets held in the ESOP Trust. The ESOP Trustee generally votes all allocated shares held in the ESOP Trust in accordance with the instructions of participants. As of December 31, 2000, 170,771 of the 523,487 shares held in the ESOP Trust were allocated to participants. Pursuant to the terms of the ESOP, unallocated shares are generally voted by the ESOP Trustee in a manner calculated to most accurately reflect the voting instructions received from participants regarding the allocated shares so long as such vote is in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.

(2) Based on information in a Schedule 13G/A, dated February 7, 2001, filed on behalf of Salomon Smith Barney Inc. ("SSB"), a New York corporation, Salomon Brothers Holding Company Inc. ("SBHC"), a Delaware corporation which is the sole stockholder of SSB, Salomon Smith Barney Holdings Inc. ("SSBH"), a New York corporation which is the sole stockholder of SBHC, and Citigroup Inc. ("Citigroup"), a Delaware corporation which is the sole stockholder of SSBH. SSB, SSHC, SSBH and Citigroup have shared voting and shared dispositive power over all of the shares shown.

(3) Based on information in a Schedule 13G/A, dated January 31, 2001, filed on behalf of Kahn Brothers & Co., Inc. ("Kahn"). Kahn has shared dispositive power over all of the shares shown.

(4) Percentages have been calculated on the basis of 5,227,576 shares of Common Stock, the number of shares of Common Stock outstanding as of February 28, 2001.

STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth information with respect to the shares of Common Stock beneficially owned by each director of the Company, by each executive officer of the Company identified in the Summary Compensation Table included on page 16 of this Proxy Statement and by all directors and executive officers as of February 28, 2001. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Common Stock indicated.


                                                                       AMOUNT AND NATURE OF            PERCENT OF
                                                                       BENEFICIAL OWNERSHIP           COMMON STOCK
             NAME                            TITLE(1)                   (2)(3)(4)(5)(6)(7)           OUTSTANDING(8)
             ----                            --------                   ------------------           --------------
Timothy A. Dempsey               Chairman of the Board,                      120,253                      2.3%
                                 Chief Executive Officer
                                    and Director

Fred G. Kowal                    Vice Chairman and Director                    8,717                       *

Ronald J. Gentile                President, Chief Operating                  106,311                      2.0%
                                    Officer and Director

Arthur W. Budich                 Senior Vice President,                       58,899                      1.1%
                                 Treasurer and Chief
                                    Financial Officer

Laurence D. Haggerty             Senior Vice President                        48,744                       *

Frances M. Gorish                Director                                     21,367                       *

R. Michael Kennedy               Director                                     57,527                      1.1%

Fred M. Knipp                    Director                                     32,847                       *

Emil R. Krahulik                 Director                                     22,972                       *

Thomas F. Lawrence, Jr.          Director                                     15,847                       *

John J. McDermott, III           Director                                     16,500                       *

Henry L. Nielsen, Jr.            Director                                     16,847                       *

John W. Sanford, III             Director                                     20,934                       *

Robert N. Smith                  Director                                     32,847                       *

All directors and executive officers as a group
(17 persons)                                                                 697,999                     12.8%

------------------------------

*        Less than 1.0% of outstanding Common Stock.

(1)      Titles are for the Company.

(2) The figures shown include shares which individuals have the right to acquire beneficial ownership of by the exercise of stock options pursuant to the Stock Option Plan of Warwick Community Bancorp, Inc. ("Option Plan") as follows: Mr. Dempsey, 40,000 shares; Mr. Kowal, 6,000 shares; Mr. Gentile, 26,000 shares; Mr. Budich, 14,000 shares; Mr. Haggerty, 14,000 shares; each of Mrs. Gorish and Messrs. Kennedy, Knipp, Krahulik, Lawrence, Nielsen, Sanford and Smith, 7,927 shares; Mr. McDermott, 2,000 shares; and all directors and executive officers as a group, 207,416 shares. See "Election of Directors -- Directors' Compensation-- Option Plan and RRP" and "Election of Directors-- Executive Compensation -- Stock Option Plan."

(3) The figures shown include shares held in trust pursuant to the ESOP that have been allocated as of December 31, 2000 to individual accounts of ESOP participants as follows: Mr. Dempsey, 4,400 shares; Mr. Kowal, 1,554 shares; Mr. Gentile, 4,608 shares; Mr. Budich, 4,258 shares; Mr. Haggerty, 5,203 shares; and all executive officers as a group, 29,837 shares. Such persons have voting power (subject to the duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares. The figures shown do not include 352,716 shares held in trust pursuant to the ESOP that have not been allocated to any individual's account and as to which the members of the Company's ESOP Committee

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

         (consisting of Messrs. Dempsey, Gentile and Budich, Mrs. Sobotor-Littell and Ms. Rudy) and each of the participants identified in the table may be deemed to share investment power, except in limited circumstances, thereby causing each such person to be deemed a beneficial owner of such unallocated shares. Each of the members of the ESOP Committee and the participants identified in the table disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the ESOP Committee or the participants identified in the table individually. See "Election of Directors -- Executive Compensation -- Employee Stock Ownership Plan and Trust."

(4) The figures shown include shares held pursuant to The Warwick Savings Bank 401(k) Savings Plan ("401(k) Plan") that have been allocated as of February 28, 2001 to individual accounts as follows: Mr. Dempsey, 1,273 shares; Mr. Kowal, 163 shares; Mr. Gentile, 7,840 shares; Mr. Budich, 4,867 shares; Mr. Haggerty, 4,057 shares; and all executive officers as a group, 24,770 shares. Such persons have shared voting and investment power as to such shares. See "Election of Directors-- Executive Compensation-- 401(k) Plan."

(5) The figures shown include shares held under the Recognition and Retention Plan of Warwick Community Bancorp, Inc. ("RRP"), over which each individual has sole voting but no investment power, as follows:
         Mr. Dempsey, 31,713 shares; Mr. Gentile, 22,198 shares; Mr. Budich, 9,513 shares; Mr. Haggerty, 9,513 shares; each of Mrs. Gorish and Messrs. Kennedy, Knipp, Krahulik, Lawrence, Nielsen, Sanford and Smith, 5,351 shares; and all directors and executive officers as a group, 144,284 shares. See "Election of Directors -- Executive Compensation-- Recognition and Retention Plan."

(6) The figures shown include shares held pursuant to the Benefit Restoration Plan of The Warwick Savings Bank ("BRP") as to which each individual has no voting power, but may be deemed to share investment power, as follows: Mr. Dempsey, 2,571 shares; Mr. Gentile, 864 shares; and all executive officers as a group, 3,435 shares. See "Election of Directors-- Executive Compensation-- Benefit Restoration Plan."

(7) The figures shown include shares over which individuals may be deemed to share voting and investment power (other than as disclosed in notes 2, 3, 4, 5 and 6) as follows: Mr. Dempsey, 15,000 shares; Mr. Gentile, 15,000 shares; Mr. Budich, 11,500 shares; Mr. Kennedy, 18,621 shares; Mr. Knipp, 15,000 shares; Mr. Lawrence, 1,000 shares; Mr. McDermott, 500 shares; Mr. Sanford, 2,500 shares; Mr. Smith, 5,500 shares; and all directors and executive officers as a group, 85,621 shares.

(8) Percentages with respect to each person or group of persons have been calculated on the basis of 5,227,576 shares of Common Stock, the number of shares of Common Stock outstanding as of February 28, 2001, plus the number of shares of Common Stock which such person or group of persons has the right to acquire within 60 days after February 28, 2001.



                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

GENERAL

         The Certificate of Incorporation and By-Laws of the Company provide that the Board of Directors shall be divided into three classes. The directors of each class serve for a term of three years, with one class elected each year. In all cases, directors serve until their successors are duly elected and qualified. In March 2001, by resolution of the Board of Directors, the size of the Board was increased from 11 to 12 members. To fill the vacancy resulting from the increase in the size of the Board, the Board of Directors elected Fred
G. Kowal to serve as a director of the Company in the class of directors whose terms expire at the Annual Meeting. In order to make the classes of directors as equal in number as possible, the Board of Directors also transferred John J. McDermott, III from the class of directors whose terms expire in 2003 to the class of directors whose terms expire in 2002. Mr. McDermott was elected by the Board to fill a vacancy created in November 1999 as a result of the increase in the size of the Board from 10 to 11 members.

         The terms of four directors expire at the Annual Meeting. Each of the four incumbent directors, Timothy A. Dempsey, Fred M. Knipp, Fred G. Kowal and Henry L. Nielsen, Jr., has been nominated by the Board of Directors to be re-elected at the Annual Meeting, each to serve for a three-year term expiring at the 2004 Annual Meeting and until their successors are otherwise duly elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected. However, if any nominee should become unable to serve, the proxies received in response to this solicitation that were voted in favor of such nominee will be voted for the election of such other person as shall be designated by the Board of Directors of the Company, unless the Board of Directors shall determine to reduce the number of directors pursuant to the By-Laws of the Company. In any event, proxies cannot be voted for a greater number of persons than the four nominees named.


INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

         The following table sets forth certain information with respect to each nominee for election as a director and each continuing director whose term does not expire at the Annual Meeting. There are no arrangements or understandings between the Company and any director or nominee pursuant to which such person was elected or nominated to be a director of the Company. For information with respect to security ownership of directors, see "General Information -- Stock Ownership of Management."


                                                                                                             DIRECTOR
              NAME                   AGE(1)       END OF TERM     POSITION HELD WITH THE COMPANY             SINCE(2)
              ----                   ------       -----------     ------------------------------             --------
NOMINEES FOR A THREE-YEAR TERM EXPIRING IN 2004

TIMOTHY A. DEMPSEY                     67             2001        CHAIRMAN OF THE BOARD, CHIEF                 1974
                                                                     EXECUTIVE OFFICER AND DIRECTOR

FRED M. KNIPP                          70             2001        DIRECTOR                                     1992

FRED G. KOWAL                          48             2001        VICE CHAIRMAN AND DIRECTOR                   2001

HENRY L. NIELSEN, JR.                  74             2001        DIRECTOR                                     1962


CONTINUING DIRECTORS

RONALD J. GENTILE                      51             2002        PRESIDENT, CHIEF OPERATING OFFICER           1990
                                                                    AND DIRECTOR

FRANCES M. GORISH                      73             2003        DIRECTOR                                     1979

R. MICHAEL KENNEDY                     49             2003        DIRECTOR                                     1997

EMIL R. KRAHULIK                       67             2002        DIRECTOR                                     1984

THOMAS F. LAWRENCE, JR.                73             2002        DIRECTOR                                     1965

JOHN J. MCDERMOTT, III                 66             2002        DIRECTOR                                     1999

JOHN W. SANFORD, III                   64             2003        DIRECTOR                                     1986

ROBERT N. SMITH                        51             2003        DIRECTOR                                     1994


---------------------------

(1)      At February 28, 2001.

(2) Includes terms as trustee of Warwick Savings and of predecessor affiliated institutions prior to the incorporation of the Company on September 10, 1997.

The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below.


NOMINEES FOR ELECTION AS DIRECTORS

         TIMOTHY A. DEMPSEY serves as the Chairman of the Board and Chief Executive Officer and a director of the Company and as the Chairman of the Board and a director of Warwick Savings. Mr. Dempsey has been involved in the financial institutions industry for more than 45 years and has served as a director of Warwick Savings since 1974. Mr. Dempsey also served as the Chief Executive Officer of Warwick Savings from 1985 through December 1999. He also serves as a director of Warwick Savings' subsidiaries, Warsave Development, Inc. ("Warsave"), WSB Financial Services, Inc. ("WSB Financial"), Towne Center Mortgage Co., Inc. ("Towne Center Mortgage") and Hardenburgh Abstract Company of Orange County, Inc. ("Hardenburgh"), as Chairman of the Board and a director of the Company's commercial bank subsidiary, The Towne Center Bank ("Towne Center Bank"), and as President and a director of The Warwick Savings Foundation ("Foundation"). In addition, he serves as a director of the Institutional Investors Capital Appreciation Fund, Inc., a director of the M.S.B. Fund Inc. and as trustee of the Mount Saint Mary College and Chairman of the Foundation Board of St. Anthony Community Hospital.

         FRED M. KNIPP has served as a director of Warwick Savings since 1984. He also serves as a director of Warsave, WSB Financial, Towne Center Mortgage and Towne Center Bank. He is the former President and Chief Executive Officer of, and is currently a director of, Warwick Valley Telephone Company, and he is also a director of Centrex Communications Corporation.

         FRED G. KOWAL joined the Company in 1999 and serves as the President and Chief Executive Officer and a director of Towne Center Bank. In April 2000, Mr. Kowal was also appointed Executive Vice President of the Company, and in March 2001 he was appointed Vice Chairman of the Company and elected as a director of the Company. Mr. Kowal also serves as a director of Hardenburgh. Prior to joining the Company, Mr. Kowal served as Senior Vice President of First Union National Bank, where he worked for 16 years. Mr. Kowal serves on the Board of Regents of Felician College in Lodi, New Jersey, and he is also active in several banking-related organizations.

         HENRY L. NIELSEN, JR. has served as a director of Warwick Savings since 1962. He is the President of Nielsen Construction Co., Inc. and is a director of Warwick Valley Telephone Company. He is also the President of the Warwick Historical Society and a trustee of the Warwick Cemetery Association. Mr. Nielsen also serves as a director of Warsave, WSB Financial and Towne Center Mortgage.


               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
                    SHAREHOLDERS VOTE "FOR" THE NOMINEES FOR
                             ELECTION AS DIRECTORS.


CONTINUING DIRECTORS

         RONALD J. GENTILE serves as the President and Chief Operating Officer and a director of the Company and as the President and Chief Executive Officer and a director of Warwick Savings. Mr. Gentile joined Warwick Savings and has been a director since 1990. Prior to January 1, 2000, Mr. Gentile served as President and Chief Operating Officer of Warwick Savings. In addition, he serves as President of Warsave, WSB Financial and Towne Center Mortgage. He also serves as Chairman of the Board and a director of Hardenburgh and Executive Vice President of the Foundation. Prior to joining Warwick Savings, Mr. Gentile served as a senior bank examiner for the Federal Deposit Insurance Corporation ("FDIC"). He is also a member of the board of directors of the Orange County Chamber of Commerce, Bon Secours Charity Health System (St. Anthony Community Hospital) and

Winslow Therapeutic Riding Unlimited, and a former President and current member of the Warwick Valley Rotary Club.

         FRANCES M. GORISH joined Warwick Savings in 1944 and has served as a director since 1979. Now retired, she served in various capacities for Warwick Savings, most recently as Vice President and Corporate Secretary.
In addition, she serves as treasurer of the Salvation Army, Lorena Abbott Service Unit, and as treasurer of the Florida Historical Society. Mrs. Gorish also serves as a director of Warsave, WSB Financial, Towne Center Mortgage and the Foundation.

         R. MICHAEL KENNEDY has served as a director of Warwick Savings since 1997. Mr. Kennedy is a general partner and manager of various real estate companies, all managed through Kennedy Companies, Inc. He is also the general managing partner of the Fireplace Restaurant. Mr. Kennedy is also a director of Warsave, WSB Financial, Town Center Mortgage and Towne Center Bank.

         EMIL R. KRAHULIK has served as a director of Warwick Savings since 1984. He is also a director of Warsave, WSB Financial and Towne Center Mortgage. He is a partner in the law firm of Bonacic, Blustein & Krahulik, LLP, and he served as Warwick Savings' general counsel until January 2000, when he was succeeded as general counsel by his son, Robert E. Krahulik.

         THOMAS F. LAWRENCE, JR. has served as a director of Warwick Savings since 1965. Mr. Lawrence, now retired, formerly served as President of Warwick Auto Co. He is also President of the Warwick Cemetery Association. Mr. Lawrence also serves as a director of Warsave, WSB Financial, Towne Center Mortgage, Hardenburgh and the Foundation. Mr. Lawrence is Nancy L. Sobotor-Littell's father.

         JOHN J. MCDERMOTT, III was elected as a director of the Company and Warwick Savings in December 1999. He is a managing partner in J.D. Blake Company and in Land Investment Group of Newburgh, and he is the President of Hudson West Realty Corp. Mr. McDermott is also a member of the board of directors of Warsave, WSB Financial and Towne Center Mortgage and of The Chamber of Commerce of Orange County, Inc.

         JOHN W. SANFORD, III has served as a director of Warwick Savings since 1986. Mr. Sanford is also a director of Warsave, WSB Financial and Towne Center Mortgage. Mr. Sanford also serves as President of John W. Sanford & Son, Inc., an insurance agency, and is a partner in Maple Terrace Farms, a dairy beef business.

         ROBERT N. SMITH has served as a director of Warwick Savings since 1994. Mr. Smith also serves as a director of Warsave, WSB Financial, Towne Center Mortgage, Hardenburgh and the Foundation. He is currently the President of Lazear-Smith Funeral Homes, Inc. Mr. Smith is also sole proprietor of Smith and Gesell Associates, a bookkeeping and tax preparation service.


BOARD AND COMMITTEE MEETINGS

         The Board of Directors generally meets twice a month and may have additional special meetings from time to time. During the year ended December 31, 2000, the Board of Directors met 25 times. No current director attended fewer than 75% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served.

         The Board of Directors of the Company maintains the following standing committees:

         The EXECUTIVE COMMITTEE currently consists of Mr. Gentile, Mr. Nielsen, Mr. Lawrence, Mrs. Gorish, Mr. Krahulik and Mr. Sanford. The Executive Committee generally oversees the affairs of the Company, considers proposals from management in relation to the election of officers and makes recommendations to the Board regarding those individuals nominated to officer positions. The Executive Committee met 2 times during the year ended December 31, 2000.

         The AUDIT COMMITTEE currently consists of Mr. Kennedy, Mr. Nielsen, Mrs. Gorish, Mr. McDermott and Mr. Smith. The Audit Committee meets periodically with the Company's independent auditors to review the Company's annual financial statement audit and to discuss and evaluate recommendations made during the annual audit. The Audit Committee's primary duties and responsibilities are to:

         o Oversee and monitor the Company's financial reporting process and systems of internal controls;

         o        Monitor compliance with legal and regulatory requirements;

         o Monitor the independence and performance of the Company's independent auditors and internal staff; and

         o Provide an avenue of communication among the independent auditors, management, the internal auditing staff and the Board of Directors.

The Audit Committee met 5 times during the year ended December 31, 2000. The Board of Directors has adopted a charter for the Audit Committee, which is attached as Appendix A to this proxy statement.

         The COMPENSATION COMMITTEE currently consists of Mr. Kennedy, Mr. Smith, Mr. Sanford and Mr. Lawrence. The Compensation Committee is responsible for overseeing the development, implementation and conduct of the Company's employment and personnel policies, notices and procedures, including the administration of the Company's and Warwick Savings' compensation and benefit programs. The Compensation Committee met 2 times during the year ended December 31, 2000.

         The NOMINATING COMMITTEE consists of Messrs. Nielsen, Lawrence and Dempsey. The Nominating Committee recommends candidates for election to the Board of Directors. The Nominating Committee did not meet during the year ended December 31, 2000.


AUDIT COMMITTEE REPORT

         THE FOLLOWING REPORT OF THE AUDIT COMMITTEE IS PROVIDED IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE SEC. PURSUANT TO SUCH RULES AND REGULATIONS, THIS REPORT SHALL NOT BE DEEMED "SOLICITING MATERIAL" FILED WITH THE SEC SUBJECT TO REGULATION 14A OR 14C OF THE SEC OR SUBJECT TO THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT.

         The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2000 with the Company's management. The Audit Committee has discussed with Arthur Andersen LLP, the Company's independent auditors, the following matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees):

         o The independent auditors' responsibility under Generally Accepted Auditing Standards adopted in the United States;

         o Any significant accounting policies either newly adopted or modified;

         o Any significant management judgments and estimates included in the underlying financial statements;

         o Any significant audit adjustments proposed in their examination;

         o Any other information in documents containing the audited financial statements;

         o        Any disagreements with management;

         o Any major issues discussed with management and other independent audit and accounting firms;

         o Any major issues discussed with management prior to their retention as independent auditors;

         o        Any difficulties encountered in performing the examination;

         o        Quality of accounting principles; and

         o        Any fees from management advisory services.

         The Audit Committee has also received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of Arthur Andersen LLP with that firm.

         Based on the review and discussions with the Company's auditors as noted above, the Audit Committee recommended to the Board of Directors that the financial statements for the year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for filing with the SEC.

                                    THE AUDIT COMMITTEE:

                                    R. Michael Kennedy, Chairman
                                    Henry L. Nielsen, Jr.
                                    Frances M. Gorish
                                    John J. McDermott, III
                                    Robert N. Smith


DIRECTORS' COMPENSATION

         FEE ARRANGEMENTS. Currently, each director of Warwick Savings who is not an employee of Warwick Savings or the Company receives a fee of $500 for each Warwick Savings Board meeting attended and $250 for each committee meeting attended, and the members of the Re-Inspection Committee of Warwick Savings each receive an annual fee of $250. In addition, Messrs. Kennedy and Knipp each receive a fee of $500 for each Towne Center Bank Board meeting attended and $250 for each committee meeting attended. Directors of the Company are not separately compensated for their services as such.

         Each non-employee director also receives an annual retainer in an amount determined by the Board of Directors each year. In January 2001, the Board of Directors adopted The Warwick Savings Bank Outside Directors Stock Plan, which provides for the annual retainer to be paid in shares of Common Stock of the Company, unless an election to receive cash is made at the beginning of the year. For 2001, the annual rate of retainer is $12,000 if the retainer is paid in Common Stock and $10,000 if the retainer is paid in cash. A director who does not elect to receive his or her retainer in cash will be paid the annual retainer during 2001 in quarterly installments of 223 shares of Common Stock. Directors who receive the retainer in cash will be paid in quarterly installments of $2,500.

         OPTION PLAN AND RRP. The Stock Option Plan of Warwick Community Bancorp, Inc. ("Option Plan") and the Recognition and Retention Plan of Warwick Community Bancorp, Inc. ("RRP") were adopted by the Board of Directors of the Company and subsequently approved by the Company's shareholders at a special meeting held on June 24, 1998. On such date, each non-officer director of the Company was granted a non- qualified stock option to purchase 19,819 shares of Common Stock under the Option Plan. These options are scheduled to vest, that is, become exercisable, at a rate of 20% per year over a five-year period beginning on June 24, 1999. In addition, on April 18, 2000, Mr. McDermott, who was not elected to the Board until 1999, was granted a non-qualified stock option to purchase 10,000 shares of Common Stock under the Option Plan, which is scheduled to vest at a rate of 20% per year beginning on April 18, 2001. All options will become immediately exercisable upon the director's death, disability or retirement or upon a change in control of the Company, as such terms are defined in the Option Plan.

         Similarly, on June 24, 1998, each non-officer director was awarded 8,919 shares of Common Stock under the RRP. These awards were originally scheduled to vest at a rate of 20% per year over a five-year period beginning on June 24, 1999. However, in December 2000, after 40% of such awards had vested, each director agreed to adjust the vesting period of their remaining unvested awards to provide vesting over a longer period of time. The remaining unvested awards are now scheduled to vest at a rate of 20% per year over a five-year period beginning on June 24, 2001. All awards will become 100% vested upon the director's death, disability or retirement or upon a change in control of the Company, as such terms are defined in the RRP.


EXECUTIVE OFFICERS

         The following individuals are the executive officers of the Company and have the titles set forth across from their names.


NAME                                Positions Held with the Company
----                                -------------------------------
Timothy A. Dempsey                  Chairman of the Board and Chief Executive Officer
Fred G. Kowal                       Vice Chairman
Ronald J. Gentile                   President and Chief Operating Officer
Arthur W. Budich                    Senior Vice President, Treasurer and Chief Financial Officer
Laurence D. Haggerty                Senior Vice President
Donna M. Lyons                      Senior Vice President/Auditor
Barbara A. Rudy                     Senior Vice President, Shareholder Relations
Nancy L. Sobotor-Littell            Corporate Secretary and Director of Human Resources

         The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The Company has entered into employment agreements with certain of its executive officers which set forth the terms of their employment. See "-- Executive Compensation -- Employment Agreements."

         Biographical information of the executive officers of the Company who are not directors is set forth below.

         ARTHUR W. BUDICH, age 50, has served as the Senior Vice President, Treasurer and Chief Financial Officer of Warwick Savings since 1992. He has been employed by Warwick Savings in various capacities since 1986. He also serves as Treasurer of Warsave, WSB Financial and Towne Center Mortgage, Vice President and Chief Financial Officer of Hardenburgh and as Vice President and Treasurer of the Foundation. Mr. Budich also serves as Senior Vice President, Treasurer and Chief Financial Officer of Towne Center Bank.

         LAURENCE D. HAGGERTY, age 57, has served as Senior Vice President in the Commercial Lending department of Warwick Savings since joining Warwick Savings in 1991. Mr. Haggerty now serves as Executive Vice President and Chief Lending Officer of Towne Center Bank.

         DONNA M. LYONS, age 45, has served as Senior Vice President of Warwick Savings since 1992 and has served as Auditor of Warwick Savings since joining Warwick Savings in 1989. Mrs. Lyons now also serves as Auditor of Towne Center Bank.

         BARBARA A. RUDY, age 48, has served as a Senior Vice President of Warwick Savings since 1991 and also serves as Vice President of Towne Center Mortgage. Ms. Rudy has been employed by Warwick Savings in various capacities since 1972.

         NANCY L. SOBOTOR-LITTELL, age 43, has served as the Corporate Secretary and Director of Human Resources of Warwick Savings since 1988. She has been employed by Warwick Savings in various capacities since 1975. In addition, she serves as Corporate Secretary of Warsave, WSB Financial, Towne Center Mortgage and Hardenburgh and as Secretary of the Foundation. She also serves as Director of Human Resources for Towne Center Bank. Mrs. Sobotor-Littell is Mr. Lawrence's daughter.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         THE FOLLOWING REPORT OF THE COMPANY'S COMPENSATION COMMITTEE IS PROVIDED IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE SEC. PURSUANT TO SUCH RULES AND REGULATIONS, THIS REPORT SHALL NOT BE DEEMED "SOLICITING MATERIAL" FILED WITH THE SEC SUBJECT TO REGULATION 14A OR 14C OF THE SEC OR SUBJECT TO SECTION 18 OF THE EXCHANGE ACT.

         Under the rules and regulations of the Securities and Exchange Commission, the Company is required to provide certain information with respect to the compensation and benefits provided to the Company's chief executive officer ("CEO") and other executive officers of the Company for the Company's last completed fiscal year. Because the Company had no significant assets, liabilities or operations until December 23, 1997, the discussion below reflects the policies of the Compensation Committee (previously, the Budget Committee) of Warwick Savings prior to such date and the Compensation Committee of the Company subsequent to such date.

         The Compensation Committee annually reviews and makes recommendations to the Board of Directors of the Company regarding the policies that govern executive compensation and stock ownership programs, including the compensation of Mr. Dempsey, the Chairman of the Board and CEO of the Company. The Compensation Committee of the Company is comprised of four members of the Board of Directors of the Company who are not officers of Warwick Savings or the Company and during 2000 consisted of Messrs. Kennedy (Chairman), Smith, Sanford and Lawrence.

         The overall compensation structure of the Company is aimed at establishing a compensation package that rewards both individual performance and the Company's performance and is competitive with compensation levels at comparable banking institutions. In connection with the conversion of Warwick Savings from mutual to stock form ("Conversion") and the initial public offering of the Company in 1997, Warwick Savings retained a nationally recognized compensation consulting firm as an independent compensation expert with respect to the Company's plans and programs. Based upon published professional survey data of similarly situated publicly-traded financial institutions operating in relevant markets, such firm rendered an opinion to Warwick Savings that, with respect to the total cash compensation for executive officers, such compensation, viewed as a whole and on an individual basis, was reasonable and proper in comparison to the compensation provided to the executive officers at similarly situated publicly-traded financial institutions, and that the shares of stock to be reserved under the ESOP, the RRP and the Option Plan, as a whole, were reasonable in comparison to similar publicly-traded financial institutions.

         BASE SALARY. In determining base salary levels for 2000, the Compensation Committee compared the salaries of the Company's officers with those of officers at peer banks in New York, New Jersey and in Connecticut, taking into account asset size and relative performance during the prior year. The peer group used in the Committee's analysis differs from the companies included in the Nasdaq Composite Index and Nasdaq Bank Composite Index used in the Performance Graph on page 15 of this Proxy Statement since these two indices reflect the stock performance of a significantly broader group of companies and financial institutions.

         Based upon such comparison, the Compensation Committee concluded that, in order to give the Company's executive officers incentives to keep performing at their current and higher levels, the salary levels for the Company's CEO and other executive officers should reflect the level of performance achieved by Warwick Savings and should be aligned with the interests of the Company's shareholders. In addition, the Compensation Committee concluded that salary level should take into account the officer's individual responsibility and performance as well.

         STOCK OWNERSHIP PROGRAMS. The Compensation Committee believes that providing executive officers with significant stock ownership and stock options aligns the interests of executive officers with the interests of the Company's shareholders. In this regard, the Company adopted the ESOP at the time of the Company's initial public offering in 1997. In addition, as contemplated during Warwick Savings' Conversion and the Company's initial public offering, in April 1998 the Board of Directors of the Company adopted, and in June 1998 the Company's shareholders approved, the Option Plan and the RRP.

         In June 1998, stock options were granted under the Option Plan to certain officers, including Messrs. Dempsey, Gentile, Budich and Haggerty and in April 2000 stock options were granted under the Option Plan to certain officers, including Mr. Kowal, in all cases at an exercise price equal to the fair market value of the Company's shares on the date of grant. These grants were awarded to provide an incentive for future performance by giving the grantees, including the executive officers, equity interests in the Company. The size of the grants to executive officers were based in part on the practices of other similar institutions and in part on the performance and position of the executive officer of the Company. Such stock options are generally granted for a term of 10 years and generally vest (that is, become exercisable) 20% upon the first anniversary of the date of grant, and 20% more on each subsequent anniversary thereof, with 100% vesting in the event of death or disability. There have been no further grants of options to officers under the Option Plan.

         In June 1998, shares of the Company's stock were awarded under the RRP to certain officers, including Messrs. Dempsey and Gentile. The number of shares awarded to each executive officer was based in part on the practices of other similar institutions and in part on the performance and position of the executive officer of the Company. Such stock awards generally vest (that is, become distributable to the officer) 20% upon the first anniversary of the date of the award, and 20% more on each subsequent anniversary thereof, with 100% vesting in the event of death or disability. However, in December 2000, several of the Company's officers agreed to adjust the vesting period of their remaining unvested awards to provide vesting over a longer period of time. For these officers, the remaining unvested awards are now scheduled to vest at a rate of 20% per year over a five-year period beginning on June 24, 2001. There have been no further awards of shares under the RRP.

         INCENTIVE COMPENSATION. In March 1999, the Compensation Committee recommended, and the Board of Directors adopted, a Performance Compensation Plan to provide certain key officers of the Company and its affiliates, including Messrs. Dempsey and Gentile, with an incentive to achieve business objectives, to attract and retain individuals of outstanding competence and to provide a means of compensating such individuals for their contributions to the Company. The Performance Compensation Plan provides for annual cash payment awards to eligible officers based upon the annual performance of the Company as measured by the Company's actual pre- tax net income for the year as compared to a pre-established target goal. The Performance Compensation Plan was adopted with the expectation that adjusted targets and goals would be developed for subsequent plan years. In March 2000, the Compensation Committee recommended to the Board of Directors, and the Board approved, a target goal for the Company's pre-tax net income of $6.5 million and performance awards (including threshold, target and superior awards) for eligible officers determined based upon the Company's actual total net income before taxes for 2000.

         CHIEF EXECUTIVE OFFICER. The Compensation Committee reviewed the performance of Mr. Dempsey as the CEO of the Company over the prior year and concluded that his performance was excellent, in terms of the continued development and achievement of Warwick Savings' and the Company's overall strategic goals and objectives as set forth in Warwick Savings' business plan, Warwick Savings' and the Company's successful financial results since the Conversion, including the growth in Warwick Savings' asset base and leveraging of the new capital raised in the Company's initial public offering, the opening of Warwick Savings' fifth banking office and Towne Center Bank in late 1999, the opening of Towne Center Bank's second banking office in 2000, the execution of an agreement to acquire the Carmel, New York banking office of Country Bank in 2000, management succession planning during 2000 and the achievement of record net earnings in 2000. In addition, the Company's performance, as measured by the Company's pre-tax net income for 2000, exceeded the target goal approved by the Board under the Performance Compensation Plan, and Mr. Dempsey received a performance award of $45,000. Mr. Dempsey also actively participated in a variety of outside organizations and causes, including various community and industry organizations, which served to benefit the Company. In December 2000, the Compensation Committee recommended, and the Board of Directors agreed, that Mr. Dempsey's annual rate of salary remain at $250,000 for calendar year 2001.

                                    THE COMPENSATION COMMITTEE:

                                    R. Michael Kennedy, Chairman
                                    Robert N. Smith
                                    John W. Sanford, III
                                    Thomas F. Lawrence, Jr.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2000, the Compensation Committee consisted of Messrs. Kennedy, Smith, Sanford and Lawrence. There are no interlocks, as defined under the rules and regulations of the SEC, between members of the Compensation Committee or executive officers of the Company and corporations with respect to which such persons are affiliated, or otherwise.

PERFORMANCE GRAPH

         Pursuant to the rules and regulations of the SEC, the graph below, prepared by SNL Securities, L.C., compares the performance of the Company's Common Stock with that of the Nasdaq Composite Index (U.S. Companies) and the Nasdaq Bank Composite Index (banks and bank holding companies, over 99% of which are based in the United States) from December 23, 1997, the date of the Company's initial public offering, through December 31, 2000. The graph is based on an investment of $100 in the Company's Common Stock at its closing price of $15.625 on December 23, 1997 and assumes the reinvestment of all dividends in additional shares of the same class of equity securities as those below.

                         WARWICK COMMUNITY BANCORP, INC.
[GRAPHIC OMITTED]




                                                                      PERIOD ENDING
                                                                      -------------

INDEX                          12/23/97     12/31/97     6/30/98   12/31/98     6/30/99    12/31/99      6/30/00    12/31/00
-----                          --------     --------     -------   --------     -------    --------      -------    --------
Warwick Community                100.00       111.20      107.20      94.97       82.66       71.17        78.64       88.66
Bancorp, Inc.
NASDAQ-- Total US                100.00       104.01      125.09     146.68      179.96      272.59       265.99      164.01
NASDAQ Bank Index                100.00       103.00      106.73     102.33      105.43       98.37        86.48      112.32

-------------------------------


Note: There can be no assurance that the stock performance of the Company will continue into the future with the same or similar trends depicted in the graph above.

EXECUTIVE COMPENSATION

         The following table sets forth the cash compensation paid to the Chief Executive Officer and the next four most highly paid executive officers of the Company who received aggregate salary and bonus in excess of $100,000 in 2000 (the "Named Executive Officers") for services rendered in all capacities to the Company for the periods shown.

                                            SUMMARY COMPENSATION TABLE



                                                                                          LONG-TERM
                                                ANNUAL COMPENSATION                 COMPENSATION AWARDS(1)
                                                -------------------                 ----------------------
                                                                 OTHER                                                ALL
                                                                 ANNUAL       RESTRICTED                             OTHER
                                                                 COMPEN-        STOCK                     LTIP      COMPEN-
          NAME AND                          SALARY    BONUS      SATION         AWARDS        OPTIONS     PAY-      SATION
     PRINCIPAL POSITION      YEAR*          ($)(2)    ($)(3)     ($)(4)         ($)(5)        (#)(6)      OUTS      ($)(7)
     ------------------      -----          ------    ------     ------         ------        ------      ----      ------
Timothy A. Dempsey           2000           258,648   45,000       --             --            --         --        44,714
Chairman of the Board and    1999           257,624    --          --             --            --         --        38,177
Chief Executive Officer      1998           133,656    --          --           918,356       100,000      --        32,525

Fred G. Kowal (7)            2000           151,905   5,000        --             --          30,000       --        22,787
Vice Chairman                1999           118,262    --          --             --            --         --         --
                             1998                --    --          --             --            --         --         --

Ronald J. Gentile            2000           168,651   50,490       --             --            --         --        29,407
President and Chief          1999           171,669    --          --             --            --         --        25,679
Operating Officer            1998            87,514    --          --           642,840       65,000       --        24,395

Arthur W. Budich
Senior Vice President,       2000           110,347   20,460       --             --            --         --        19,907
Treasurer and Chief          1999           110,592    5,000       --             --            --         --        16,746
Financial Officer            1998            57,122    --          --           275,481        35,000      --        16,047

Laurence D. Haggerty         2000           121,929    --          --             --            --         --        21,941
Senior Vice President        1999           117,954   25,280       --             --            --         --        22,727
                             1998            57,249    --          --           275,481        35,000      --        18,646


------------------------------


* The figures on the first line for 2000 are for the year ended December 31, 2000. The figures on the second line for 1999 are for the year ended December 31, 1999. The figures on the third line are for the seven-month period ended December 31, 1998.

(1) For the periods shown, neither the Company nor Warwick Savings had any long-term incentive plan ("LTIP") in existence.

(2) Salary includes the amount of each individual's salary deferrals under the 401(k) Plan.

(3) Bonus consists of discretionary bonuses and payments under the Company's Performance Compensation Plan. For year 2000, payments under the Performance Compensation Plan reflect amounts earned for 2000, although such bonus was paid in 2001. For a description of this plan, see " -- Performance Compensation Plan." Messrs. Kowal and Haggerty were not covered under the Performance Compensation Plan for 2000.

(4) For the periods shown, there were no: (a) perquisites with an aggregate value for any named individual in excess of the lesser of $50,000 or 10% of the total of the individual's salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; or (d) preferential discounts on stock.


                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(5) Pursuant to the RRP, Messrs. Dempsey, Gentile, Budich and Haggerty were awarded 52,855, 36,998, 15,855 and 15,855 shares of stock, respectively, as of June 24, 1998, which awards were originally scheduled to vest at a rate of 20% per year over a five-year period beginning on June 24, 1999. In December 2000, after 40% of such awards had vested, several of these officers agreed to adjust the vesting period of their remaining unvested awards to provide for vesting over a longer period of time. The remaining unvested awards for such officers are now scheduled to vest at a rate of 20% per year over a five-year period beginning on June 24, 2001. All awards will become 100% vested upon the officer's death, disability or retirement or a change in control of the Company. The dollar amounts shown in the table for the seven-month period ended December 31, 1998 are based on the closing price of the Common Stock on June 24, 1998, which was $17.375, as reported on the National Market System of the Nasdaq Stock Market ("Nasdaq National Market"). As of December 31, 2000, the number of shares held under the RRP by Messrs. Dempsey, Gentile, Budich and Haggerty was 31,713, 22,198, 9,513 and 9,513, respectively. The aggregate fair market value of these shares at December 31, 2000 for Messrs. Dempsey, Gentile, Budich and Haggerty was $420,197, $294,124, $126,047 and $126,047, respectively, based on the closing price of $13.25 per share as reported on the Nasdaq National Market on December 29, 2000.

(6) Pursuant to the Option Plan, Messrs. Dempsey, Gentile, Budich and Haggerty were awarded 100,000, 65,000, 35,000 and 35,000 options, respectively, as of June 24, 1998, which are exercisable at a rate of 20% per year over a five-year period beginning on June 24, 1999, with 100% vesting in cases of death, disability or retirement or a change in control of the Company. As of December 31, 2000, 40,000 of Mr. Dempsey's options were exercisable, 26,000 of Mr. Gentile's options were exercisable, 14,000 of Mr. Budich's options were exercisable and 14,000 of Mr. Haggerty's options were exercisable.
         On April 18, 2000, Mr. Kowal was awarded 30,000 options which are exercisable at a rate of 20% per year over a five-year period beginning on April 18, 2001, with 100% vesting in the case of death, disability or retirement or a change in control of the Company. As of December 31, 2000, none of Mr. Kowal's options were exercisable.

(7) Includes the matching contributions made by Warwick Savings under the 401(k) Plan, which for the fiscal year ended December 31, 2000 totaled $5,337 for Mr. Dempsey, $1,471 for Mr. Kowal, $5,043 for Mr. Gentile, $3,300 for Mr. Budich and $3,630 for Mr. Haggerty. Also includes the value of allocations under the ESOP, which for the fiscal year ended December 31, 2000 totaled $14,164 for Mr. Dempsey, $20,596 for Mr. Kowal, $15,058 for Mr. Gentile,$15,973 for Mr. Budich and $17,649 for Mr. Haggerty. Also includes Warwick Savings' contributions to the trust established for the BRP (excluding amounts contributed with respect to supplemental retirement benefits thereunder) with respect to supplemental 401(k) Plan benefits and supplemental ESOP benefits, which for the fiscal year ended December 31, 2000 totaled $24,493 for Mr. Dempsey and $8,586 for Mr. Gentile. The dollar amounts with respect to allocations under the ESOP and contributions under the BRP with respect to supplemental ESOP benefits are based on $13.25 per share, the closing price of the Common Stock as reported on the Nasdaq National Market on December 29, 2000. See " -- 401(k) Plan," " -- Employee Stock Ownership Plan and Trust" and " -- Benefit Restoration Plan." Also includes the dollar value of the insurance premiums paid by Warwick Savings for the benefit of the executive officer, which for the fiscal year ended December 31, 2000 totaled $720 for each of Messrs. Dempsey, Kowal and Gentile, $634 for Mr. Budich and $662 for Mr. Haggerty.

(8)      Mr. Kowal has only been employed by the Company since 1999.


         EMPLOYMENT AGREEMENTS. The Company has entered into Employment Agreements with each of Mr. Dempsey, Mr. Gentile, Mr. Budich and Mrs. Sobotor-Littell ("Senior Executives"). The Employment Agreements provide for three-year terms, with automatic daily extensions such that the remaining terms of the Employment Agreements shall be three years unless written notice of non-renewal is given by the Company or the Senior Executive, and, in any event, will terminate on the last day of the month following the Senior Executive's 68th birthday. The Employment Agreements provide that the Senior Executive's base salary will be reviewed annually. It is anticipated that this review will be performed by the Company's Compensation Committee and approved by the non-employee members of the Board of Directors, and the Senior Executive's base salary may be increased on the basis of such officer's job performance and the overall performance of the Company. The Employment Agreements also provide for, among other things, entitlement to participation in stock, retirement and welfare benefit plans and reimbursement for ordinary and necessary business expenses. Senior Executives would also be entitled to reimbursement of certain costs incurred in interpreting or enforcing the Employment Agreements. The Employment Agreements provide for termination by the Company at any time for "cause" as defined in the Employment Agreements.

         In the event that (i) the Company terminates a Senior Executive's employment for reasons other than for cause, (ii) a Senior Executive resigns from the Company for certain reasons specified in the Employment Agreements or
(iii) a change of control, as defined in the Employment Agreements, occurs, the Senior Executive

(or, in the event of the Senior Executive's death, such Senior Executive's estate) would be entitled to a lump sum cash payment in an amount generally equal to (a) the Senior Executive's earned but unpaid salary, (b) the present value of the amount the Senior Executive would have earned in salary had he or she continued working through the unexpired term of the Employment Agreement and
(c) the present value of the additional contributions or benefits that such Senior Executive would have earned under the specified employee benefit plans or programs of Warwick Savings or the Company during the remaining term of the Employment Agreement and payments that would have been made under any incentive compensation plan during the remaining term of the Employment Agreement. The Employment Agreements also provide for the cashout of any stock options, appreciation rights or restricted stock as if the Senior Executive was fully vested. Warwick Savings and the Company would also continue the Senior Executive's life, health and any disability insurance or other benefit plan coverage for the remaining term of the Employment Agreement. Reasons specified as grounds for resignation for purposes of the Employment Agreements include: failure to elect or re-elect the Senior Executive to such officer's position; failure to vest in the Senior Executive the functions, duties or authority associated with such position; if the Senior Executive is a member of the Board of Directors of Warwick Savings or Company, failure to re-nominate or re- elect such Senior Executive to such Board; any material breach of contract by Warwick Savings or the Company that is not cured within 30 days after written notice thereof; or a change in the Senior Executive's principal place of employment to a location in excess of 50 miles from Warwick Savings' principal office in Warwick, New York. In general, for purposes of the Employment Agreements and the plans maintained by the Company or Warwick Savings, a change of control will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security of the Company or Warwick Savings, upon shareholder approval of certain mergers or consolidations of the Company or Warwick Savings, upon liquidation or sale of substantially all the assets of the Company or Warwick Savings or upon a contested election of directors which results in a change in the majority of the Board of Directors.

         Cash and benefits paid to a Senior Executive under the Employment Agreement, together with payments under other benefit plans, following a change of control of Warwick Savings or the Company may constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and Warwick Savings. In the event that any amounts paid to a Senior Executive following a change of control would constitute excess parachute payments, the Employment Agreements provide that such Senior Executives will be indemnified for any excise taxes imposed due to such excess parachute payments, and any additional excise, income and employment taxes imposed as a result of such tax indemnification.

         The Company and Towne Center Bank also entered into an Employment Agreement with each of Mr. Kowal and Mr. Haggerty in October 1999, the terms of which are substantially the same as the Employment Agreements described above, except that such Employment Agreements are each for a term of two years, with automatic daily extensions only in the event a change of control (as defined in the Employment Agreement) occurs.
Upon a change of control, the term of the Employment Agreement shall be automatically extended to have a two- year term, which term is extended one additional day each day unless written notice of non-renewal is given by the officer or Towne Center Bank, in which case the term of the Employment Agreement shall expire two years from the date such notice is given.

         EMPLOYEE RETENTION AGREEMENTS. Warwick Savings has entered into Retention Agreements with each of Ms. Lyons, Ms. Rudy and Mr. Arthur S. Anderson ("Contract Employees"). The purpose of the Retention Agreements is to secure the Contract Employees' continued availability and attention to Warwick Savings' affairs, relieved of distractions arising from the possibility of a corporate change of control. The Retention Agreements do not impose an immediate obligation on Warwick Savings to continue the Contract Employees' employment, but provide for a period of assured employment ("Assurance Period") in the event of a change of control as defined in the Retention Agreements, which definition is similar to the definition of change of control contained in the Employment Agreements. The Retention Agreements provide for one-year terms, with automatic daily extensions such that the remaining term shall be one year unless written notice of non-renewal is given by Warwick Savings or the Contract Employee, and, in any event, will end on the last day of the month following the Contract

Employee's 68th birthday. The Retention Agreements provide for an initial Assurance Period of one year commencing on the date of a change of control during the term of the Retention Agreement. In general, the applicable Assurance Periods will be automatically extended on a daily basis under the Retention Agreements until written notice of non-extension is given by Warwick Savings or the Contract Employee, in which case the Assurance Period would end on the first anniversary of the date such notice is given.

         If a Contract Employee is discharged without "cause," as defined in the Retention Agreements, during the Assurance Period, or prior to the commencement of the Assurance Period but within 3 months of, and in connection with, a change of control, or the Contract Employee voluntarily resigns during the Assurance Period for certain specified reasons, the Contract Employee (or, in the event of the Contract Employee's death, such Contract Employee's estate) would be entitled to a lump sum cash payment in an amount generally equal to (a) the Contract Employee's earned but unpaid salary, (b) the present value of the amount the Contract Employee would have earned in salary had he or she continued working during the remaining term of the Assurance Period and (c) the present value of the additional contributions or benefits that such that Contract Employee would have earned under the specified employee benefit plans or programs of Warwick Savings or Company during the remaining term of the Assurance Period. Reasons specified as grounds for resignation for purposes of the Retention Agreements include: failure to elect or re-elect the Contract Employee to such officer's position; failure to vest in the Contract Employee the functions, duties or authority associated with such position; if the Contract Employee is a member of the Board of Directors of Warwick Savings or Company, failure to re-nominate or re-elect such Contract Employee to such Board; a reduction in salary or material reduction in benefits; any material breach of contract by Warwick Savings or the Company that is not cured within 30 days after written notice thereof; or a change in the Contract Employee's principal place of employment to a location in excess of 50 miles from Warwick Savings' principal office in Warwick, New York.

         The Retention Agreements also provide for the cashout of stock options, appreciation rights or restricted stock as if the Contract Employee was fully vested. Each Contract Employee's life, health and any disability coverage would also be continued during the Assurance Period. The total amount of termination benefits payable to each Contract Employee under the Retention Agreements is limited to three times the Contract Employee's average total compensation for the prior five calendar years. Payments to the Contract Employees under their respective Retention Agreements will be guaranteed by the Company to the extent that the required payments are not made by Warwick Savings.

         EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. The Company established, and Warwick Savings adopted, for the benefit of eligible employees, the ESOP and related trust, which became effective upon completion of the Conversion of Warwick Savings. Substantially all employees of Warwick Savings and the Company who have completed 1,000 hours of service during a consecutive twelve-month period will be eligible to become participants in the ESOP.

         Generally, shares held in the ESOP trust are allocated among the accounts of participants who are employees of Warwick Savings or the Company on the last day of the plan year on the basis of the participants' total taxable compensation (excluding amounts attributable to the vesting of RRP awards and the exercise of stock options) for the year of allocation. Benefits generally become vested at the rate of 20% per year beginning on a participant's third year of service, with 100% vesting after seven years of service (including past service). Participants also become immediately vested upon termination of employment due to death, retirement at age 65 or older, permanent disability or upon the occurrence of a change of control. The ESOP generally provides that, upon certain changes of control as described in the ESOP, unallocated shares in the ESOP will be sold to repay any outstanding loan and all remaining unallocated shares or proceeds thereof will be allocated among participants who were employed immediately preceding the change of control in proportion to compensation for that part of the year prior to the change of control.

         A participant who terminates employment prior to the end of a plan year for reasons other than death, retirement or disability will not receive an allocation under the ESOP for that plan year. Forfeitures will be used to reduce the Company's contributions to the ESOP. Vested benefits may be paid in a single sum or installment payments and are payable upon death, retirement at age 65 or older, disability or separation from service.

         The ESOP is administered by Warwick Savings as the Plan Administrator and by a committee established pursuant to the ESOP ("ESOP Committee"). HSBC Bank USA has been appointed as the trustee for the ESOP.
The ESOP Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares generally will be voted in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock as long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         STOCK OPTION PLAN. The Option Plan was adopted by the Board of Directors of the Company and subsequently approved by the Company's shareholders on June 24, 1998. In February 1999, the Board of Directors adopted amendments to the Option Plan, which were subsequently approved by the Company's shareholders on April 20, 1999. Subject to the terms of the Option Plan, employees, directors and officers of the Company, Warwick Savings and its affiliates are eligible to participate in the Option Plan. The Option Plan is not subject to ERISA and is not a tax-qualified plan under the Code. The Company reserved 660,654 shares of Common Stock for issuance upon the exercise of stock options ("Options") granted under the Option Plan.

         The Board of Directors and the members of the Compensation Committee who are Disinterested Directors ("Option Committee") administer the Option Plan. The Option Committee determines, subject to the terms of the Option Plan and Rule 16b-3 promulgated under the Exchange Act, the officers and employees to whom Options will be granted, the number of shares subject to each Option and the terms of such Options (including provisions regarding exercisability and acceleration of exercisability) and the procedures by which the Options may be exercised.

         Options granted under the Option Plan may be either "incentive stock options," which qualify for favorable federal income tax treatment, or non-qualified stock options, which do not so qualify. Options granted under the Option Plan will generally vest at a rate of 20% per year beginning on the first anniversary of the grant date and generally remain exercisable until the tenth anniversary of the grant date, subject to earlier expiration upon termination of employment, as defined in the Option Plan. In the case of termination due to death, disability or retirement of the Option holder, or upon a change in control of the Company, all options granted become immediately exercisable.

         Subject to certain specific limitations and restrictions set forth in the Option Plan and such limitations as may be imposed from time to time by the Board of Directors, the Option Committee has the authority to interpret the Option Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the Option Plan and to make all determinations necessary or advisable for the administration of the Option Plan.

         The following table summarizes the grants of stock options that were made during the year ended December 31, 2000.

                                             OPTION/SAR GRANTS IN 2000


                                                  INDIVIDUAL GRANTS
                                                  -----------------
                                               PERCENT OF                                           POTENTIAL REALIZABLE
                                                  TOTAL                                               VALUE AT ASSUMED
                             NUMBER OF          OPTIONS/                                            ANNUAL RATE OF STOCK
                             SECURITIES           SARS                                             PRICE APPRECIATION FOR
                             UNDERLYING        GRANTED TO                                              OPTION TERM(2)
                            OPTIONS/SARS      EMPLOYEES IN      EXERCISE OR                            --------------
                              GRANTED          FISCAL YEAR       BASE PRICE      EXPIRATION          5%          10%
          NAME                 (#)(1)              (%)         ($ PER SHARE)        DATE            ($)          ($)
          ----                 ------              ---         -------------        ----            ---          ---
Fred G. Kowal                  30,000             91.8             10.125         4/18/2010        $83,921     $185,442

---------------------------

(1) The options set forth in the above table were granted on April 18, 2000 and generally remain exercisable until April 18, 2010, subject to earlier expiration upon termination of employment, as defined in the Option Plan. The options generally vest at a rate of 20% per year over a five-year period beginning on April 18, 2001. In the case of termination due to death, disability, or retirement of the Option holder, or upon a change in control of the Company, all options granted become immediately exercisable.

(2) The dollar amounts under these columns are the result of calculations assuming that the Company's Common Stock appreciates in value from the date of grant to the end of the option term at an annualized rate of 5% and 10% per year, the assumed percentages set by the SEC. The amounts shown are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock.


         The following table provides certain information with respect to the number of shares of Common Stock represented by unexercised options held by the CEO and the Named Executive Officers as of December 31, 2000.


                                         AGGREGATED OPTION/SAR EXERCISES DURING 2000
                                             AND 2000 YEAR-END OPTION/SAR VALUES
                                             -----------------------------------

                                                                    NUMBER OF
                              SHARES          VALUE           SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                             ACQUIRED       REALIZED        UNEXERCISED OPTIONS/SARS           IN-THE-MONEY OPTIONS/SARS
                                ON             ON               AT YEAR-END 2000                   AT YEAR-END 2000
                             EXERCISE       EXERCISE                   (#)                              ($)(1)
           NAME                 (#)            ($)          EXERCISABLE   UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
           ----                 ---            ---          -----------   -------------      -----------      -------------
Timothy A. Dempsey              --             --            40,000          60,000               0                 0

Fred G. Kowal                   --             --             0              30,000               0             93,750(2)

Ronald J. Gentile               --             --            26,000          39,000               0                 0

Arthur W. Budich                --             --            14,000          21,000               0                 0

Laurence D. Haggerty            --             --            14,000          21,000               0                 0

---------------------------

(1) As of December 31, 2000, none of the outstanding options held by Messrs. Dempsey, Gentile, Budich and Haggerty were in-the-money based upon the difference between $13.25, the closing price of the Common Stock as reported on the Nasdaq National Market on December 29, 2000, and the $17.00 exercise price of such options.

(2) Based upon the difference between $13.25, the closing price of the Common Stock as reported on the Nasdaq National Market on December 29, 2000, and the $10.125 exercise price of such options.

         RECOGNITION AND RETENTION PLAN. The RRP was adopted by the Board of Directors of the Company and subsequently approved by the Company's shareholders on June 24, 1998. In February 1999, the Board of Directors adopted amendments to the RRP, which were subsequently approved by the Company's shareholders on April 20, 1999. The RRP provides for stock awards ("Awards") to eligible officers, employees, outside directors and directors emeritus of the Company, Warwick Savings and its affiliates. The RRP is not subject to ERISA and is not a tax-qualified plan under the Code.

         The Board of Directors and the members of the Compensation Committee who are Disinterested Directors ("RRP Committee") administer the RRP. The Board of Directors or the RRP Committee will determine at the time of grant the number of shares of Common Stock subject to an Award and the vesting schedule applicable to the Award and may, in its discretion, establish other terms and conditions applicable to the Award.

         Stock subject to an Award is held in trust pursuant to the RRP until the Award vests, at which time the shares of Common Stock attributable to the portion of the Award that have vested are distributed to the Award holder. An individual to whom an Award is granted is entitled to exercise voting rights and receive dividends with respect to stock subject to Awards granted to him whether or not vested. In December 2000, the RRP was amended to provide that dividends will be distributed when declared and paid by the Company, rather than being distributed at the same time as the related shares, as previously provided by the RRP.

         Generally, shares granted to outside directors or directors emeriti will vest and become distributable at a rate of 20% per year, over a five-year period, subject to 100% vesting in the case of death, disability or retirement of the director or a change in control of the Company. The shares granted to eligible officers and employees will vest according to a schedule established by the RRP Committee, but in no event at a rate of more than 20% per year, subject to 100% vesting in the case of death, disability or retirement of the officer or employee or a change in control of the Company.

         Subject to certain specific limitations and restrictions set forth in the RRP, and such limitations as may be imposed from time to time by the Board of Directors, the RRP Committee has authority to interpret the RRP, to prescribe, amend and rescind rules and regulations, if any, relating to the RRP and to make all determinations necessary or advisable for the administration of the RRP.

         PERFORMANCE COMPENSATION PLAN. The Board of Directors of the Company adopted a Performance Compensation Plan to provide certain key officers of the Company and its affiliates with an incentive to achieve business objectives, to attract and retain individuals of outstanding competence and to provide a means of compensating such individuals for their contributions to the Company. The Performance Compensation Plan provides for cash payments to eligible employees based upon the annual performance of the Company in comparison to pre-established target goals. The Performance Compensation Plan was adopted with the expectation that subsequent plans would be developed for each plan year. In December 2000, upon the recommendation of the Compensation Committee, the Board of Directors established target goals for 2001.

         401(K) PLAN. Warwick Savings maintains The Warwick Savings Bank 401(k) Savings Plan ("401(k) Plan"), a tax-qualified profit-sharing plan under Sections 401(a) and 401(k) of the Code. Employees who satisfy prescribed eligibility requirements may make pre-tax salary deferrals under section 401(k) of the Code. Salary deferrals are made by election, subject to the limits prescribed by the 401(k) Plan and a limit imposed under the Code (which is $10,500 for 2001). Warwick Savings makes matching contributions equal to a percentage of salary contributions determined annually by Warwick Savings, up to 3% of salary. Employees are fully vested in their salary deferrals and become incrementally vested in Warwick Savings' contribution after one year and fully vested in Warwick Savings' contributions after five years.

         Warwick Savings amended the 401(k) Plan in connection with the Conversion of Warwick Savings to provide that Warwick Savings' matching contributions will be invested in an investment fund consisting primarily of Common Stock of the Company. In addition, participating employees may elect to invest all or a portion of their remaining account balances in such investment fund or the other investment funds provided under the 401(k) Plan.

Common Stock held by the 401(k) Plan may be newly issued or treasury shares acquired from the Company or outstanding shares purchased in the open market or in privately negotiated transactions. All Common Stock held by the 401(k) Plan is held by an independent trustee and allocated to the accounts of individual participants. Participants control the exercise of voting and tender rights relating to the Common Stock held in their accounts.

         PENSION PLAN. Warwick Savings maintains The Warwick Savings Bank Defined Benefit Pension Plan ("Pension Plan"), a non-contributory, tax-qualified defined benefit pension plan, for eligible employees. All employees, except (i) those paid on an hourly basis or contract basis, (ii) leased employees or (iii) employees regularly employed by outside employers for maintenance of properties, are eligible to participate in the Pension Plan upon the later of (i) the end of the twelve-month period in which he or she completes 1,000 hours of service or
(ii) the date he or she attains age 21. The Pension Plan provides an annual benefit for each participant, including the executive officers named in the Summary Compensation Table above, equal to 2% of the participant's average annual compensation, multiplied by the participant's years of credited service, up to a maximum of 30 years.

         Average annual compensation is the average of a participant's compensation (excluding amounts attributable to the vesting of RRP awards and the exercise of stock options) over the three years of employment out of the participant's last 10-year period of employment during which the participant's compensation is the highest. A participant is fully vested in his or her pension benefit after five years of service. The Pension Plan is funded by Warwick Savings on an actuarial basis, and all assets are held in trust by the Pension Plan trustee.

         BENEFIT RESTORATION PLAN. In connection with the Conversion, Warwick Savings adopted the Benefit Restoration Plan of The Warwick Savings Bank ("BRP") to provide eligible employees with the benefits that would be due to such employees under the Pension Plan, the 401(k) Plan and the ESOP if such benefits were not limited under certain specified provisions of the Code. The BRP is also intended to make up allocations lost by participants of the ESOP who retire prior to the complete repayment of the ESOP loan. BRP benefits to be provided with respect to the Pension Plan are reflected in the pension table and BRP benefits to be provided with respect to the ESOP and the 401(k) Plan are reflected in the Summary Compensation Table.

         PENSION PLAN TABLE. The following table sets forth the estimated annual benefits payable under the Pension Plan upon a participant's normal retirement at age 65, expressed in the form of a single life annuity, and any related amounts payable under the BRP, for the average annual compensation and years of credited service specified.

                                               PENSION PLAN TABLE(1)


                                            YEARS OF CREDITED SERVICE AT RETIREMENT
        AVERAGE ANNUAL                      ---------------------------------------
         COMPENSATION          15               20                25                 30               35(2)
         ------------          --               --                --                 --               -----
          $125,000           $37,500         $ 50,000           $ 62,500           $ 75,000           $ 75,000
           150,000            45,000           60,000             75,000             90,000             90,000
           175,000(3)         52,500           70,000             87,500            105,000            105,000
           200,000(3)         60,000           80,000            100,000            120,000            120,000
           225,000(3)         67,500           90,000            112,500            135,000(4)         135,000(4)
           250,000(3)         75,000          100,000            125,000            150,000(4)         150,000(4)
           300,000(3)         90,000          120,000            150,000(4)         180,000(4)         180,000(4)

-------------------------------

(1) The annual benefits shown in the table above assume the participant would receive his or her retirement benefits under the Pension Plan and the BRP in the form of a straight life annuity at normal retirement age.

(2) Normal retirement benefits are limited to 60% of average annual compensation.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(3) For plan years beginning in 2000 and 2001, the annual compensation for calculating benefits under the Pension Plan may not exceed $170,000 and will be adjusted to reflect cost of living increases after 2001 in accordance with Section 401(a)(17) of the Code. The table reflects amounts payable in conjunction with the BRP.

(4) These are hypothetical benefits based upon the Pension Plan's normal retirement benefit formula. The maximum annual benefit permitted under
         Section 415 of the Code in 2000 and 2001 are, respectively, $135,000 and $140,000, or, if higher, a member's current accrued benefit as of December 31, 1982 (but not more than $136,425). The $140,000 ceiling will be adjusted to reflect cost of living increases after 2001 in accordance with Section 415 of the Code. The BRP will provide the difference between the amounts appearing in this table and the maximum amount allowed by the Code.


         The following table sets forth the years of credited service and the average annual compensation (as defined above), determined as of December 31, 2000, for each of the individuals named in the Summary Compensation Table.



                                                              YEARS OF CREDITED SERVICE            AVERAGE ANNUAL
                                                                 YEARS           MONTHS            COMPENSATION
                                                                 -----           ------            ------------
Mr. Dempsey.............................................          27               6              $     244,914
Mr. Kowal...............................................          1                11             $     137,583
Mr. Gentile.............................................          10               7              $     162,215
Mr. Budich..............................................          14               11             $     107,142
Mr. Haggerty............................................          9                7              $     120,280


TRANSACTIONS WITH CERTAIN RELATED PERSONS

         From time to time Warwick Savings makes loans or extends credit to its executive officers and to certain persons related to its executive officers and directors, to the extent consistent with applicable laws and regulations.
All such loans are made by Warwick Savings in the ordinary course of business and on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not and will not involve more than the normal risk of collectibility or present other unfavorable features. The outstanding principal balance of such loans to executive officers and to persons related to executive officers and directors totaled approximately $113,295 as of December 31, 2000. In addition, Warwick Savings has committed a line of credit of $2.5 million to Warwick Valley Telephone Company, of which $1,950,000 was outstanding at December 31, 2000. Mr. Nielsen and Mr. Knipp are directors, and Mr. Knipp is the former Chief Executive Officer, of Warwick Valley Telephone Company.

         Mr. Krahulik is a partner in the law firm of Bonacic, Blustein & Krahulik, LLP, which Warwick Savings retains to provide certain legal services. During the fiscal year ended December 31, 2000, Warwick Savings paid $50,524 to such firm for legal services provided during such period. In addition, such firm received fees in the amount of approximately $455,089 from third parties pursuant to its representation of Warwick Savings in loan closings and other legal matters for the fiscal year ended December 31, 2000. Mr. McDermott is a managing partner in J.D. Blake Company, which leases office space to the Company.


COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Under the securities laws of the United States, the Company's directors and executive officers, and any person holding more than ten percent of the Company's Common Stock, are required to file initial reports of ownership of the Company's Common Stock and reports of changes in that ownership with the SEC. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended December 31, 2000. All of such filing requirements of the Company's directors and executive officers (other than John J. McDermott, III , who filed one late report of changes in his ownership of the Company's Common Stock) were satisfied during the fiscal year ended December 31, 2000, based upon their written representations and copies of the reports that they have filed with the SEC.



                                  PROPOSAL TWO

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


         The Board of Directors has appointed the firm of Arthur Andersen LLP to act as independent auditors for the Company for the year ending December 31, 2001, subject to ratification of such appointment by the Company's shareholders. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.


AUDIT FEES

         For the year ended December 31, 2000, Arthur Andersen LLP billed the Company an aggregate of $94,000 for professional services rendered for the audit of the Company's financial statements for such period and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q during such period.


FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         No fees were paid to Arthur Andersen LLP for directly or indirectly operating, or supervising the operation of the Company's information system or managing the Company's local area network, or designing or implementing a hardware of software system that aggregates source data underlying the financial statements or generates information that is significant to the Company's financial statements taken as a whole.


ALL OTHER FEES

         For the year ended December 31, 2000, Arthur Andersen LLP billed the Company an aggregate of $145,400 for all other services not described above under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees." The $145,400 consists of $68,000 for tax compliance services and $77,400 for consulting services.

         The Audit Committee considered the provision of the services covered under the captions "All Other Fees" and found them to be compatible with maintaining Arthur Andersen LLP's independence.


               THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
           SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT
         OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE COMPANY

                             ADDITIONAL INFORMATION


NOTICE OF BUSINESS TO BE CONDUCTED AT ANNUAL MEETING

         The By-Laws of the Company provide an advance notice procedure for a shareholder to properly bring business before an Annual Meeting or to nominate any person for election to the Board of Directors. The shareholder must be a shareholder of record and have given timely notice thereof in writing to the Corporate Secretary of the Company. To be timely, a shareholder's notice must be delivered to or received by the Corporate Secretary not later than the following dates: (i) with respect to an annual meeting of shareholders, 60 days in advance of the anniversary of the previous year's annual meeting if the current year's meeting is to be held within 30 days prior to, on the anniversary date of, or after the anniversary of the previous year's annual meeting; and (ii) with respect to an annual meeting of shareholders held at a time other than within the time periods set forth in the immediately preceding clause (i), or with respect to a special meeting of shareholders for the election of directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. Notice shall be deemed to first be given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to the Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. A shareholder's notice to the Corporate Secretary shall set forth such information as required by the By-Laws of the Company. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card relating to an annual meeting any shareholder proposal or nomination which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received. See "-- Date For Submission of Shareholder Proposals."


DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

         Pursuant to the proxy soliciting regulations of the SEC, any shareholder proposal intended for inclusion in the Company's proxy statement and proxy card relating to the Company's 2002 Annual Meeting of Shareholders must be received by the Company on or before November 16, 2001. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the rules and regulations promulgated by the SEC under the Exchange Act.


                                  OTHER MATTERS


         As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any other matters to be brought before the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying Proxy Card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.


                              FINANCIAL STATEMENTS


         A copy of the Company's Annual Report on Form 10-K (excluding exhibits) for the year ended December 31, 2000, containing consolidated statements of financial condition as of December 31, 2000 and December 31, 1999 and related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2000, 1999 and 1998, prepared in conformity with generally accepted accounting principles, accompanies this Proxy Statement. The consolidated financial statements have been audited by Arthur Andersen LLP whose report thereon appears in the Form 10-K. Shareholders may obtain, free of charge, an additional copy of the Form 10-K (excluding exhibits) upon written request to Barbara A. Rudy, Senior Vice President, Shareholder Relations, Warwick Community Bancorp, Inc., P.O. Box 591, Warwick, New York 10990- 0591.



                                           By Order of the Board of Directors,


                                           [Facsimile signature]


                                           Nancy L. Sobotor-Littell
                                           Corporate Secretary


Warwick, New York
March 23, 2001



TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                                                      APPENDIX A
                                                                      ----------

                  AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF
                         WARWICK COMMUNITY BANCORP, INC.

                                     CHARTER

I.       STATEMENT OF POLICY

The primary function of the Audit Committee of the Board of Directors of Warwick Community Bancorp, Inc. ("Company") is to provide assistance to the Company's Board of Directors in fulfilling its responsibilities to the Company's shareholders and the investment community relating to the Company's accounting and reporting practices and the quality and integrity of the Company's financial reports. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication among the Company's Board of Directors, outside auditors, internal auditors and senior management.

II.      COMPOSITION OF THE AUDIT COMMITTEE

The Audit Committee shall consist of at least four "independent" Directors of the Company and shall serve at the pleasure of the Board of Directors. An "independent" Director is defined as an individual who (a) is not an officer or salaried employee of the Company, (b) is not an attorney who receives any fee or compensation from the Company, (c) does not have any relationship that, in the opinion of the Board of Directors, would interfere with his or her exercise of independent judgment as an Audit Committee member and (d) meets the Nasdaq Stock Market's definition of independent director. Additionally, Audit Committee members should have few or no ties to the Company other than through their duties as Board members. In selecting the members of the Audit Committee, the Board of Directors will take into account the requirements imposed by, and the interpretations of, the applicable federal and state banking regulators.

At least one member of the Audit Committee shall have accounting or related financial management expertise. Each Audit Committee member must be able to read and understand financial statements, including a balance sheet, income statement, and cash flow statement, or become so able within a reasonable period after joining the Audit Committee. The Audit Committee, with the assistance of the independent public auditors, shall develop and implement a skill enhancement plan and assess member contribution and performance.

The members of the Audit Committee shall be designated by the full Board of Directors at each annual meeting of the Board. The Board shall designate one member of the Audit Committee to serve as chairman of the committee.

III.     MEETINGS

The Audit Committee shall meet at least 4 times a year or more frequently as circumstances require. The Audit Committee shall maintain minutes of each meeting of the Audit Committee and shall report the actions of the Audit Committee to the Board of Directors, with such recommendations as the Audit Committee deems appropriate. The Audit Committee should also meet periodically with the internal auditor, the outside auditors and the Company's financial management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee. In addition, the Audit Committee should meet with the outside auditors and financial management quarterly to review the Company's quarterly report on Form 10-Q before it is filed with the Securities and Exchange Commission and, if possible, before any public announcement of the Company's financial results.

IV.      RESPONSIBILITIES AND DUTIES OF THE AUDIT COMMITTEE

The primary duties and responsibilities of the Audit Committee are to oversee and monitor the Company's financial reporting process and internal control system and review and evaluate the performance of the Company's outside auditors and internal auditing staff. In fulfilling these duties and responsibilities, the Audit Committee shall take the following actions, in addition to performing such functions as may be assigned by law, the Company's charter or bylaws or the Board of Directors.

1. The Audit Committee shall nominate, select, evaluate and, when appropriate, recommend the replacement of the outside auditors, subject to the approval of the Board of Directors. As part of the audit process, the Audit Committee shall meet with the outside auditors to discuss and decide the audit's scope. The Audit Committee shall determine that the outside audit team engaged to perform the external audit consists of competent, experienced, financial institution auditing professionals. The Audit Committee shall also review and approve the compensation to be paid to the outside auditors.

2. The Audit Committee shall require the outside auditors to submit, on an annual basis, a formal written statement setting forth all relationships between the outside auditors and the Company that may affect the objectivity and independence of the outside auditors, and the Audit Committee shall actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor. The Audit Committee shall take, or recommend that the full Board take, appropriate action to ensure the independence of the outside auditors.

3. The Audit Committee shall require the outside auditors to advise the Company of any fact or circumstance that might adversely affect the outside auditors' independence or judgment with respect to the Company under applicable auditing standards.

4. The Audit Committee shall require the outside auditors to advise the Company if it becomes aware that any officer or employee of the Company, or its direct or indirect subsidiaries or affiliates, is related to a partner, employee or other representative of the outside auditors, to the extent that such relationship might adversely affect the Company under applicable auditing standards.

5. The Audit Committee shall meet with the outside auditors, with no management in attendance, to openly discuss the quality of the Company's accounting principles as applied in its financial reporting, including issues such as (a) the appropriateness, not just the acceptability, of the accounting principles and financial disclosure practices used or proposed to be used by the Company, (b) the clarity of the Company's financial disclosures and (c) the degree of aggressiveness or conservatism that exists in the Company's accounting principles and underlying estimates and other significant decisions made by the Company's management in preparing the financial disclosure and reviewed by the outside auditors. The Audit Committee shall then meet among themselves, without operating management or the outside auditors being present, to discuss the information presented to them.

6. The Audit Committee shall require the outside auditors, in reviewing the Company's financial reporting and in advising the Audit Committee, to take into account the requirements imposed by, and the interpretations of, the applicable federal and state banking regulators, including Part 363 of the Rules and Regulations of the Federal Deposit Insurance Corporation.

7. The Audit Committee shall meet with the outside auditors and management to review the Company's quarterly reports on Form 10-Q and annual report on Form 10-K and discuss any significant adjustments, management judgments and accounting estimates and any significant new accounting policies before such forms are filed with the Securities and Exchange Commission.

8. Upon the completion of the annual audit, the Audit Committee shall review the audit findings, including any comments or recommendations of the outside auditors, with the entire Board of Directors.

9. The Audit Committee shall meet at least annually with the Company's internal auditor to assure itself that the Company has a strong internal auditing function by reviewing the internal audit program and assessing (grading) risk areas along with a proper control environment that promotes accuracy and efficiency in the Company's operations.

10. The Audit Committee must assure itself that the internal auditor is free from operational duties, and that the internal auditor reports directly to the Board of Directors or the Audit Committee regarding any audit concerns or problems.

11. The Audit Committee shall receive from the Company's internal auditor a monthly report to the Board of Directors, which include a summary of findings from completed internal audits and a progress report on the internal audit plan, together with explanations for any deviations from the original plan.

12. The Audit Committee shall review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

13. The Audit Committee shall review and concur in the appointment, replacement, reassignment or dismissal of the Company's internal auditor.

14. The Audit Committee shall consider and review with management and the internal auditor: (a) significant findings during the year and management's responses thereto, including the status of previous audit recommendations, (b) any difficulties encountered in the course of their audits, including any restrictions on the scope of activities or access to required information, (c) any changes required in the planned scope of the internal audit plan and (d) the internal auditing department budget and staffing

15. The Audit Committee shall consider and approve, if appropriate, changes to the Company's auditing and accounting principles and practices, as suggested by the outside auditors, the internal auditor or management, and the Audit Committee shall review with the outside auditors, the internal auditor and management the extent to which such changes have been implemented (to be done at an appropriate amount of time subsequent to the implementation of such changes, as decided by the Audit Committee).

16. The Audit Committee shall investigate or consider such other matters within the scope of its responsibilities and duties as the Audit Committee may, in its discretion, determine to be advisable, and the Audit Committee shall retain outside counsel, accountants or others for this purpose if, in its judgment, that is appropriate.

17. The Audit Committee shall prepare a letter for inclusion in the Company's annual report to shareholders and annual report on Form 10-K describing the discharge of the Audit Committee's responsibilities.